Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution
     DALLAS, TEXAS, February 4, 2008 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust (NYSE: WTU), today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.179608 per unit, payable February 29, 2008 to unitholders of record on February 14, 2008.
     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit decreased from $0.194669 to $0.179608 primarily due to prior period adjustments.
     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 2.9 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 3.3 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 3.2 TBtu compared to a similar 3.2 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $ 2.41 per MMBtu as compared to $2.28 per MMBtu for previous quarter. WPC also reported approximately 438 infill wells have been drilled and of those, 424 wells are producing as of 12/31/2007, but are not yet in “pay” status to the Trust. This will occur after payout has been reached. Based on a projection of production, prices and the current payout balance, payout is estimated to occur in 2008. Estimates related to payout such as this are difficult to predict due to the number of infill wells being drilled by the outside operators of the underlying properties, which is not in WPC’s control, fluctuating gas prices, and increased per well drilling and operating costs.
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     The 2007 tax information packets are expected to begin mailing directly to unitholders in early, and through, mid-March. A copy of the 2007 Tax Information booklet will posted on the Trust website by March 1st.
     For additional information, including the latest financial reports on Williams Coal Seam Gas Royalty Trust, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
Ron E. Hooper, Senior Vice President
Bank of America, N.A., Trustee
(800) 365-6544